Filed Pursuant to Rule 433

Dated May 10, 2017

Registration Statement: 333-209821

PRICING TERM SHEET

General Electric Company

May 10, 2017

€1,750,000,000 0.375% Notes due 2022

€2,000,000,000 0.875% Notes due 2025

€2,250,000,000 1.500% Notes due 2029

€2,000,000,000 2.125% Notes due 2037

Issuer:	General Electric Company
Trade Date:	May 10, 2017
Settlement Date:	May 17, 2017 (T+5)
Title:	0.375% Notes due 2022	0.875% Notes due 2025	1.500% Notes due 2029	2.125% Notes due 2037
Expected Ratings*:	A1/AA-/AA-	A1/AA-/AA-	A1/AA-/AA-	A1/AA-/AA-
Principal Amount:	€1,750,000,000	€2,000,000,000	€2,250,000,000	€2,000,000,000
Maturity Date:	May 17, 2022	May 17, 2025	May 17, 2029	May 17, 2037
Coupon:	0.375%	0.875%	1.500%	2.125%
Benchmark Mid Swaps:	5-year mid-swap rate	8-year mid-swap rate	12-year mid-swap rate	20-year mid-swap rate
Mid Swaps Yield:	0.227%	0.605%	1.020%	1.384%
Spread to Mid Swaps:	+20 basis points	+40 basis points	+55 basis points	+80 basis points
Benchmark Security:	OBL 0.000% 04/08/2022 #175	DBR 0.500% 02/15/2025	DBR 0.250% 02/15/2027	DBR 4.000% 01/04/2037
Benchmark Security Price and Yield:	101.47 (-0.297%)	103.065 (0.103%)	98.37 (0.421%)	154.94 (0.928%)
Spread to Benchmark Security:	+72.4 basis points	+90.2 basis points	+114.9 basis points	+125.6 basis points
Yield to Maturity:	0.427%	1.005%	1.570%	2.184%
Optional Redemption:	Prior to April 17, 2022, make-whole redemption at the discount rate of comparable German government bond	Prior to February 17, 2025, make-whole redemption at the discount rate of comparable German government bond	Prior to February 17, 2029, make-whole redemption at the discount rate of comparable German government bond	Prior to February 17, 2037, make-whole redemption at the discount rate of comparable German government bond

	+10 basis points. On or after April 17, 2022, at par plus accrued and unpaid interest, if any, to, but excluding the redemption date.	+15 basis points. On or after February 17, 2025, at par plus accrued and unpaid interest, if any, to, but excluding the redemption date.	+20 basis points. On or after February 17, 2029, at par plus accrued and unpaid interest, if any, to, but excluding the redemption date.	+20 basis points. On or after February 17, 2037, at par plus accrued and unpaid interest, if any, to, but excluding the redemption date.
Price to Public:	99.743% of principal amount	99.006% of principal amount	99.240% of principal amount	99.052% of principal amount
Underwriting Discount:	32.5 bps	39 bps	46 bps	60 bps
Proceeds (before expenses) to Issuer:	€ 1,739,815,000	€ 1,972,320,000	€ 2,222,550,000	€ 1,969,040,000
Interest Payment Date(s):	May 17 of each year	May 17 of each year	May 17 of each year	May 17 of each year
First Interest Payment Date:	May 17, 2018	May 17, 2018	May 17, 2018	May 17, 2018
Bookrunners:	BNP Paribas
Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
HSBC Bank plc
J.P. Morgan Securities plc
Merrill Lynch International
Barclays Bank PLC
Goldman Sachs & Co. LLC
Morgan Stanley & Co. International plc
Co-Managers:

Commerzbank Aktiengesellschaft

Crédit Agricole Corporate and Investment Bank

Credit Suisse Securities (Europe) Limited

ING Bank N.V., Belgian Branch

Mizuho International plc

MUFG Securities EMEA plc

RBC Europe Limited

SMBC Nikko Capital Markets Limited

Société Générale

Standard Chartered Bank

UniCredit Bank AG

Wells Fargo Securities International Limited

Listing:	The Company intends to apply to list the notes on the New York Stock Exchange.
Day Count Convention:	Actual/Actual; (ICMA); Following, Unadjusted	Actual/Actual (ICMA); Following, Unadjusted	Actual/Actual (ICMA); Following, Unadjusted	Actual/Actual (ICMA); Following, Unadjusted
Business Days:	TARGET2, New York and London
Law:	New York
Stabilization:	Stabilization/FCA
CUSIP / ISIN / Common Code:	369604 BR3 / XS1612542669 / 161254266	369604 BS1 / XS1612542826 / 161254282	369604 BT9 / XS1612543121 / 161254312	369604 BU6 / XS1612543394 / 161254339

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* Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to change or withdrawal at any time.

We expect that delivery of the notes will be made against payment therefor on or about May 17, 2017, which will be the fifth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+5”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes earlier than the third business day prior to the date of settlement will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes earlier than the third business day prior to the date of settlement should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriters participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas toll-free at 1-800-854-5674, Citigroup Global Markets Limited toll-free at 1-800-831-9146, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, HSBC Bank plc at 1-866-811-8049, J.P. Morgan Securities plc at +44-20-7134-2468, Merrill Lynch International at 1-800-294-1322, Barclays Bank PLC at 1-888-603-5847, Goldman Sachs & Co. LLC at 1-866-471-2526, or Morgan Stanley & Co. International plc at 1-866-718-1649.

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